Exhibit 23.1

KPMG LLP	Telephone	(416) 777-8500
Chartered Accountants	Fax	(416) 777-8818
Bay Adelaide Centre	Internet	www.kpmg.ca
333 Bay Street Suite 4600
Toronto ON M5H 2S5
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Jaguar Mining Inc.

We consent to the inclusion in this annual report on Form 40-F of:

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our Independent Auditors’ Report dated March 21, 2011 on the consolidated balance sheets of Jaguar Mining Inc. (the "Company") as at December 31, 2010 and 2009, and the consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2010,

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our Report of Independent Registered Public Accounting Report dated March 21, 2011 on the consolidated balance sheets of the Company as at December 31, 2010 and 2009, and the consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2010, and

-	our Report of Independent Registered Public Accounting Firm dated March 21, 2011 on the Company's internal control over financial reporting as of December 31, 2010 each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2010.  We also hereby consent to the incorporation by reference of the above mentioned reports into the Registration Statement on Form F-10 (Registration No. 333-160040) and the Registration Statement on Form S-8 (Registration No. 333-144969) of the Company.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 21, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.